Exhibit 10.32

Text of Option Amendments made in November 2011

RESOLVED, that by virtue of the authority vested in the Committee pursuant to each of the outstanding option agreements under the Plan (the “2006 Plan Outstanding Option Agreements”) for each recipient of options granted November 14, 2011 (an “Extension Grantee”), the Committee hereby amends paragraph 1.Z of Exhibit B of the Extension Grantees by deleting the text thereof and replacing it as follows:

“Z. If the Annual Amount in any performance year is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for such year over (2) the actual Annual Amount for such year may vest in one or more of the next two following years by treating as AOP in the performance year under Section X. above any excess of AOP in one of such following years over the amount indicated in column (E) for the applicable following year, or in the case of subsequent years not included in the table, if the AOP for 2015 exceeds $124.23 or if the AOP for 2016 exceeds $136.65. The portion of any excess AOP amount which is so used may not be used more than once in this Agreement or for purposes of determining vesting under any other option agreement outstanding.”